Exhibit 10.1

CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

AGREEMENT dated February 22, 2002, between FCStone, LLC (the “Employer”) and Paul G. Anderson (“CEO”).

1. Employment. Employer employs CEO, and CEO accepts full-time employment, upon the terms and conditions of this Agreement. The agreements contained herein are in consideration of CEO’s continued employment, and are in place of all previously established agreements and understandings between the parties.

2. Annual Review. CEO’s performance shall be reviewed each year by the Board of Directors of Employer (the “Board”), or by a committee thereof. Such review shall be completed and communicated to CEO between the end of Employer’s fiscal year and the annual meeting of the Board (the “Annual Meeting”). CEO shall be informed of the base salary for each calendar year to be paid hereunder as part of such review process.

3. Term of Employment or Employment at Will. CEO shall be employed for unlimited number of successive annual terms ending on the date of each Annual Meeting after the date hereof, unless and until either party shall give the other not later than ten days after the Annual Meeting of their intent either: (i) to terminate employment; or (ii) to convert the employment relationship to that of employment “at will.” Termination of CEO’s employment shall be as provided in Section 8.

4. Compensation. As compensation for all services by CEO under this Employment Agreement, CEO shall be paid a Base Salary and a CEO Incentive Bonus, and shall participate in the Regular Fringe Benefits, the Nonqualified Supplemental Defined Benefits Plan, and the CEO Deferred Compensation Plan, all as described in Exhibit 1. CEO shall not participate prospectively in the deferred compensation plan known as the Mutual Commitment Plan, but the balances now existing shall be paid to CEO in accordance with the terms of such Plan. The Regular Fringe Benefits shall be initially as set forth in Exhibit 1, but shall be subject to change when and if Employer changes benefit plans and policies generally. CEO’s Base Salary shall be payable in twice-monthly installments on the last and fifteenth (15th) day of each month (or the first preceding business day, if such day is not a business day), less applicable withholding and authorized deductions. The CEO Incentive Bonus, if any, shall be payable in one payment within sixty (60) days of the end of the fiscal year of Employer. All payments shall be subject to required, or authorized, withholding. Execution of this Agreement by CEO shall constitute written authorization for Employer to make the withholdings from CEO’s compensation as provided by this paragraph.

5. Duties. CEO is employed in the capacity of President and Chief Executive Officer of Employer and its parent company, FCStone Group, Inc., and shall have such other duties as may be from time to time prescribed by Employer. CEO shall report to the Board.

6. Scope of Service. CEO shall devote CEO’s entire time, attention and energies to Employer’s business and shall not during the term of this Agreement be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage. However, CEO may invest assets in such form or manner as will not require services in the operation of the affairs of the companies in which such investments are made.

7. Compliance with Laws, Regulations and Policies. CEO shall at all times perform CEO’s duties faithfully and diligently and in compliance with all applicable laws, regulations, Employer policies and manuals, and direction from the Board of Directors. Such compliance with laws and regulations shall include, but not be limited to, compliance with the Commodity Exchange Act, and the regulations of the Commodity Futures Trading Commission as applicable. CEO shall become familiar with and shall abide by the terms of Employer’s Compliance Manual (“Manual”). Any disclosure or dissemination of the Manual to outside persons is strictly prohibited. The provisions of the Manual are intended to advance Employer’s compliance with applicable laws, regulations and other requirements and also to reduce and control financial and other risks. No separation of these functions is expressed in the Manual. Nothing contained in the Manual is intended as a statement of obligations to customers or to other third parties, and no customer or other third party shall be entitled to rely upon its provisions.

8. Termination. During an annual term as specified in Section 3, the employment of CEO shall not be terminated by either party except (i) upon the death of CEO; (ii) by the Employer for “cause” as defined herein; or (iii) by the CEO for “good reason” as defined herein. If employment shall be converted to employment at will under Section 3, the CEO’s employment may be terminated at any time, with or without prior notice, and with or without reason by either party.

Termination for cause shall be by written notice. As used herein, “cause” shall mean: (a) any material breach of any term of this agreement; (b) the willful failure of CEO to perform his duties hereunder; (c) the inability of CEO to perform his duties hereunder due to incapacity or disability for a period of time exceeding sixty (60) days; (d) CEO intentionally engages acts of misconduct that materially impact the goodwill of business of Employer; (e) CEO willfully breaches a fiduciary trust for personal profit; or (f) intentionally violates any law, rule or regulation; provided, however, that no termination under (a) or (b) above shall be effective unless the CEO does not cure such refusal or failure to the Employer’s good faith satisfaction as soon as practicable after the Employer gives the CEO written notice identifying such refusal or failure (and, in any event, within thirty (30) calendar days after receipt of such written notice). No act or failure to act on the part of the CEO shall be considered “willful” unless it is done, or omitted to be done, by the CEO in bad faith or without reasonable belief that his action or omission was in the best interest of the Employer.

Termination by the CEO for “good reason” shall mean a termination of the CEO’s employment (a) following the assignment to the CEO of any duties materially inconsistent with Paragraph 4 of this Agreement, or any other action by the Employer that results in a diminution in the CEO’s position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Employer within a reasonable time after receipt of notice thereof from the CEO; (b) any requirement by the Employer without the consent of the CEO that the CEO’s services be rendered primarily at a location or locations other than within the greater Chicago metropolitan area and for other than a de minimis period of time; (c) any material breach of this Agreement by the Employer that is not remedied by the Employer as soon as practicable after the CEO provides the Employer with written notice identifying such refusal or failure (and in any event within thirty (30) calendar days after receipt of such written notice); or (d) any failure by the Employer to comply with any provision of Paragraph 3 of this Agreement, other than an isolated insubstantial and inadvertent failure that is not taken in bad faith and is remedied by the Employer promptly after receipt of notice thereof from the CEO.

9. DISCLOSURE OF INFORMATION. CEO ACKNOWLEDGES THAT EMPLOYER’S METHODS, PROCEDURES, COMPUTER SOFTWARE, MANUALS, ANALYTICAL TECHNIQUES, CUSTOMER IDENTITIES, AND THE LIST OF EMPLOYER’S CUSTOMERS WHICH MAY EXIST FROM TIME TO TIME ARE VALUABLE, SPECIAL AND UNIQUE ASSETS OF EMPLOYER’S BUSINESS. CEO agrees during or after the term of his employment, not to utilize such information for any purpose other than the conduct of Employer’s business or to disclose it or any part of it to any person, firm, corporation, association or other entity for any other reason or purpose whatsoever. Any documents, forms, software, inventions or other materials that CEO prepares or conceives relating to or as a result of his employment duties with Employer shall be the property of Employer. CEO agrees to assign all intellectual property rights arising as part of CEO’s duties to Employer. In the event of a breach or threatened breach by CEO of the provisions of the paragraph, Employer shall be entitled to an injunction restraining CEO from disclosing or utilizing, in whole or in part, such information, or from rendering any services to any person, firm, corporation, association or other entity to whom such information, in whole or in part, is disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting Employer from pursuing any other remedies available to Employer for such breach or threatened breach, including the recovery of damages from CEO.

10. Expenses. CEO may incur reasonable expenses for promoting Employer’s business, including expenses for entertainment, travel and similar items. Subject to the tax laws, Employer will reimburse CEO for all such reasonable expenses upon CEO’s periodic presentation of an itemized account of such expenditures, with substantiation in accordance with Employer’s regular policies as established from time to time.

11. Vacation. Vacations of CEO shall be governed by Employer’s regular policies as established from time to time for vacation.

12. Leaves. Leaves by CEO shall be governed by Employer’s regular policies for leave as established from time to time.

13. Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certified mail to CEO’s residence in the case of CEO, or to its principal office in the case of Employer.

14. Waiver of Breach. The waiver by Employer of a breach of any provision of this Agreement by CEO shall not operate or be construed as a waiver of any subsequent breach by CEO. No waiver shall be valid unless in writing and signed by an authorized officer of Employer.

15. Assignment. CEO acknowledges that the services to be rendered by CEO are unique and personal. Accordingly, CEO may not assign any of CEO’s rights or delegate any of CEO’s duties or obligations under this Agreement. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.

16. Entire Agreement. This Agreement contains the entire understanding of the parties. Except as expressly provided herein it may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

FCSTONE, LLC (Employer)

By:	/s/ Bruce Krehbiel

Chairman

By:	/s/ Larry Taylor

Secretary

/s/ Paul G. Anderson
Paul G. Anderson, (CEO)

EXHIBIT 1

TO

EMPLOYMENT AGREEMENT

A.	Base Salary. CEO’s shall be paid a base salary as currently established by Employer. Such salary shall be re-determined annually by Employer as provided in Section 2.

B.	CEO Incentive Bonus. CEO shall be paid a CEO Incentive Bonus annually, as follows:

1. The CEO Incentive Bonus shall be deemed earned and shall accrue on the last day of Employer’s fiscal year and shall be payable only if Employee is employed as CEO of Employer on that day.

2. The CEO Incentive Bonus shall be calculated by first determining a percentage calculated as the Return on Equity Percentage minus 1½ times the Average Interest Rate percentage, multiplied by 3. Such percentage is then multiplied by the CEO’s Base Salary to determine the CEO Incentive Bonus amount.

3. As used herein the following terms have the following meanings:

(a)	Average Interest Rate – The total of the month-end 90-day U.S. Treasury Bill yield rate published in the Wall Street Journal for each month-end of the fiscal year divided by 12.

(b)	Return on Equity Percentage – The Class A Earnings of FCStone Group, Inc. divided by the Class A Equity of FCStone Group, Inc.

(c)	Class A Earnings – The consolidated operating earnings of the Class A division FCStone Group, Inc. prior to income taxes and prior to the CEO Incentive Bonus. Such amount excludes the Class B earnings of FCStone Group, Inc.

(d)	Class A Equity – The total at the beginning of the fiscal year of (1) Class A common stock, (2) Class A preferred stock, and (3) retained earnings.

C.	Regular Fringe Benefits. CEO shall be eligible for such benefits as are from time to time provided to the Company’s executive employees. Employer reserves the right to modify, delete or otherwise change the fringe benefits offered to its CEOs, including those described below. CEO authorizes Employer to withhold CEO’s share of premiums for any fringe benefits including those described below from CEO’s compensation payments. As of the date of execution of this Agreement, these included:

1.	Health Insurance. Employer pays 80% of the premium for individual or family coverage (as elected by CEO) under the group insurance plans maintained by Employer.

Exhibit 1 – Page 1

2.	Employer – Contribution/Retirement. CEO may elect to participate in Employer’s 401-K retirement plan. Employer will match one-half (½) of CEO’s contributions up to a maximum of 8% of compensation on current programs offered by Employer subject to the Cap set by the IRS.

3.	Defined Benefit Plan. Employer currently maintains a defined benefit retirement plan. CEO participation, vesting and benefits shall be governed by the provisions of that plan.

4.	Disability Insurance. Employer pays 80% of the premium for individual disability insurance under the group policy issued to Employer. Benefits will be as provided under that policy.

D.	Deferred Compensation. CEO shall be paid deferred compensation under the terms of the “FCStone CEO Deferred Compensation Plan for Paul G. Anderson” adopted as of the date of this Agreement. Such compensation shall be part of CEO’s compensation for services rendered after the date of establishment of such plan.

E.	Nonqualified Plan CEO shall be included as a participant in the “FCStone Nonqualified Supplemental Defined Benefit Plan.”

FCSTONE, LLC.		CEO

By:	/s/ Bruce Krehbiel	By:	/s/ Paul G. Anderson
Date:	Chairman 3-14-02	Date:	2-27-02

By:	/s/ Larry Taylor
Secretary

Date:	3-18-02

Exhibit 1 – Page 2